Exhibit 4.1

NUMBER

A-1

SHARES

116,000

FIRST MERCHANTS CORPORATION

Incorporated under the laws of the State of Indiana

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

COPY

This certifies that the UNITED STATES DEPARTMENT OF THE TREASURY is the registered owner of one hundred, sixteen thousand (116,000) fully paid and non-assessable shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value and with a liquidation preference of $1,000 per share, of First Merchants Corporation, an Indiana corporation (the "Corporation"), transferable on the books of the Corporation upon surrender of this Certificate, properly endorsed by the holder hereof or by a duly authorized attorney or accompanied by proper evidence of succession, assignment or authority to transfer.

Witness the Seal of the Corporation and the signatures of its duly authorized officers.

PREFERRED

Dated: February 20, 2009

By: Michael C. Rechin, President

By: Cynthia G. Holaday, Secretary

TRANSFER OF THIS CERTIFICATE IS RESTRICTED. SEE LEGEND ON REVERSE SIDE.

SHARES Without Par Value EACH

UST Seq. No. 745

‘y3A3jLVHMlSNVH3AHIVilQltl3l>B3llVlN3MONOUVmnV inOHUM ‘UVIflDUUVdAU3A3til ‘3J.V3IMVM 3HJ. JO 30VJ 3H1 HOdCI N31J.IUM SV31WIJ 3HJ. HUM OUOdSltlHOD J.SH1V 1N3WMSISSVSIH1 J03UIUVNSIS3H1 ‘30I10N A summary of the designations, relative rights, preferences and limitations applicable to each class and series of shares of the Corporation, and of the authority of the Board of Directors to determine variations in rights, preferences, and limitations for future series of shares, will be furnished in writing by the Corporation to any shareholder on request and without charge. 1 (for Form 8 — K).PDF